EXHIBIT 99.1

NEWS RELEASE
For Release on October 31, 2011 4:00 PM (ET) (925) 328-4656	Contact: Pat Lawlor Vice President, Finance/Chief Financial Officer

GIGA-TRONICS ANNOUNCES $2.2 MILLION STRATEGIC INVESTMENT FROM ALARA CAPITAL PARTNERS

Private Placement Provides Giga-tronics With Capital to Accelerate Future Growth Initiatives

Dr. Joseph Thompson and Dr. Lutz Henckels to Join Giga-tronics Board

SAN RAMON, Calif., October 31, 2011 (GLOBE NEWSWIRE) – Giga-tronics Incorporated (Nasdaq: GIGA), a leading provider of test and measurement equipment, today announced the signing of a securities purchase agreement to receive a $2.2 million equity investment sponsored by Alara Capital Partners, LLC.

Under the terms of the strategic investment, Alara Capital AVI II, LLC will purchase 9,997 shares of a new series of convertible preferred stock at a price of $220 per share, subject to certain conditions to closing.  The parties anticipate the closing will occur within two weeks.  The preferred shares will be initially convertible into 999,700 shares or approximately 16.6% (after giving effect to the conversion) of the Company’s common stock.  The convertible preferred stock will be entitled to vote together with the common stock on matters submitted to the Company’s shareholders on an as-converted basis.  Upon closing, Alara will also receive warrants to purchase up to 848,684 additional shares of common stock in the future, subject to approval of the Giga-tronics shareholders.

John Regazzi, Chief Executive Officer of Giga-tronics said, “We could not have found a better strategic investor than Alara Capital. They have a deep knowledge of our industry sector and their investment is a strong endorsement of our overall business.”

“Giga-tronics has a long and well-respected reputation in the test and measurement industry,” said Dr. Joseph Thompson, a Partner with Alara Capital. “We are excited about Giga-tronics prospects and look forward to helping accelerate their ability to bring the next-generation of industry leading products to market.”  Dr. Henckels, the former CEO of LeCroy Corporation and Synthesis Research, continued, “Giga-tronics has all the elements to be a major player in the microwave synthesizer business and I look forward to serving on the board.”

As part of the investment, Giga-tronics has agreed to expand its board to seven members.  Dr. Joseph Thompson and Dr. Lutz Henckels will join the Company’s board of directors following the closing of the investment.

Darren C. Wallis, a Partner with Alara Capital stated, “The success of our active-value investing practice is predicated upon finding promising companies like Giga-tronics and providing the necessary resources for building long-term shareholder value.”

The Company will file the securities purchase agreement, terms of the preferred stock, and related agreements on a Current Report on Form 8-K to which investors should refer for additional detail on the terms of the preferred stock and the investment.

About Giga-tronics Incorporated

Giga-tronics designs, manufactures, and markets various test and measurement equipment used in the development, test, and maintenance of wireless communications products and systems, flight navigational equipment, electronic defense systems, and automatic testing systems worldwide.  Its products are primarily used in the design, production, repair, and maintenance of commercial telecommunications, radar, and electronic warfare equipment. Additional information may be found at http://www.gigatronics.com

About Alara Capital Partners, LLC

Alara Capital Partners is a private investment firm focused on acquiring significant ownership stakes in publicly-traded and privately-owned companies through both open-market purchases and negotiated transactions.  Alara continues to successfully implement its active-value investment strategy by identifying investments believed to be fundamentally undervalued, and then partnering with the management team and board to accelerate value creation initiatives.  Additional information may be found at http://www.alaracap.com

This press release contains forward-looking statements, including statements concerning Giga-tronics, its products, business and prospects. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 26, 2011, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

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Giga-tronics Inquiries:
Pat Lawlor
Vice President, Finance & Chief Financial Officer
(925) 328-4656

Alara Capital Inquiries:
Darren C. Wallis, Partner
(610) 233-1061
dwallis@alaracap.com

Alara Capital Media Inquiries:
Hedge Fund Solutions, LLC
Damien Park
(215) 325-0514
dpark@hedgerelations.com